Exhibit 99.1

Media Contacts:

PondelWilkinson

George Medici | gmedici@pondel.com

Ron Neal | rneal@pondel.com

(310) 279-5980

Investor Contacts:

PondelWilkinson

Roger Pondel | Matt Sheldon

investors@tmedpharma.com

(310) 279-5975

Targeted medical pharma Is assigned

comprehensive Pharmaceutical BIlling PATENT

Los Angeles, February 12, 2013 – Targeted Medical Pharma, Inc. (OTCQB: TRGM) (OTCBB: TRGM), a biotechnology company that develops and distributes prescription medical foods to physicians and pharmacies, today announced it has been issued patent number 8370172 from the United States Patent and Trademark Office. This is the company’s seventh patent and relates to a system and method for electronically submitting medication claims by point-of-care physicians. The patent officially was issued on February 5, 2013.

“The issuance of this billing patent creates an opportunity for our company and we anticipate that this patent will help increase our revenue, spur development, and provide a powerful tool for our customers,” said William Shell, M.D., inventor of the patent, CEO and chief scientific officer at Targeted Medical Pharma, Inc.

More information on patent number 8370172 can be found by visiting http://bit.ly/TRGMPatent5 or clicking here.

About Targeted Medical Pharma, Inc.

Targeted Medical Pharma, Inc. is a Los Angeles-based biotechnology company that develops prescription medical foods for the treatment of chronic disease including pain syndromes, peripheral neuropathy, hypertension, obesity, sleep and cognitive disorders. The company manufactures ten proprietary prescription only medical foods, as well as 48 convenience packed kits, which pair a medical food and branded or generic pharmaceutical. These prescription medical foods and therapeutic systems are sold to physicians and pharmacies in the U.S. through the company’s subsidiary, Physician Therapeutics. These proprietary medications represent a novel approach to the management of certain disease states, focusing on safety and efficacy without the deleterious side effects of traditional, high dose prescription drugs. Targeted Medical Pharma also provides diagnostic testing as well as billing and collection services on behalf of dispensing physicians.

Forward Looking Statement

This press release regarding patent number 8370172 may contain forward-looking statements related to Targeted Medical Pharma’s business strategy, outlook, objectives, plans, intentions or goals. The words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Actual results could differ materially. Targeted Medical Pharma expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

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